Exhibit 5.4

October 30, 2002

To:    The securities commission or similar regulatory authority in each of the Provinces of Canada

Dear Sirs:

Re: Final Short Form Prospectus of Pengrowth Energy Trust

We refer to the final short form prospectus (the “Prospectus”) of Pengrowth Energy Trust (the “Trust”) dated October 30, 2002 relating to an offering (the “Offering”) by the Trust of units of the Trust.

We hereby consent to being named in the Prospectus as counsel to the Trust on page iii of the Prospectus and under the heading “Legal Matters”. We also consent to the references to our opinions under the headings “Certain Income Tax Considerations” and “Eligibility for Investment” in the Prospectus.

Pursuant to subsection 10.4(2) of National Instrument 44-101, we confirm that we have read the Prospectus and that we have no reason to believe that there are any misrepresentations in the information contained in the Prospectus that are derived from our opinions referred to above or that are within our knowledge as a result of our participation in the preparation of such opinions.

This letter is provided solely for the purpose of assisting you in discharging your responsibilities and should not, under any circumstances, be relied on by any other person for any other purpose.

Yours very truly,

“Bennett Jones LLP”